Exhibit 99.1

                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]

FOR IMMEDIATE RELEASE
September 2, 2003

           UNITED NATURAL FOODS REPORTS RESULTS FOR FOURTH QUARTER AND
                            YEAR ENDED JULY 31, 2003

      - Quarterly net income of $0.32 per diluted share, excluding special items, and $0.25 per diluted share, including special items

      - Annual net income of $1.19 per diluted share, excluding special items, and $1.02 per diluted share, including special items

Dayville, Connecticut - September 2, 2003 -- United Natural Foods, Inc. (Nasdaq:
UNFI) (the "Company") today reported net income of $5.0 million, or $0.25 per share on a diluted basis, for the fourth quarter of fiscal 2003, which ended July 31, 2003. Net income for the fourth quarter of fiscal 2003 was $6.4 million or $0.32 per share on a diluted basis, excluding special items, in line with the guidance previously provided by the Company.

Net sales for the fourth quarter of fiscal 2003 were $366.8 million, an increase of 18.6% from the $309.3 million recorded in the fourth quarter of fiscal 2002. Sales in the fourth quarter included a full quarter of sales for Blooming Prairie and Northeast Cooperatives, acquired by the Company in October 2002 and December 2002, respectively. This increase included growth in the independent and mass market channels of approximately 36.0% and 23.0%, respectively, compared to the same period last year. Sales in the supernatural distribution channel decreased approximately 6.0% compared to the same period last year primarily due to the previously announced transition of the Company's former second-largest customer to a new primary distributor. The supernatural distribution channel is comprised of small and large chains of natural foods supermarkets.

Net income for the fourth quarter of fiscal 2003 increased 20.4% to $5.0 million, or $0.25 per diluted share, compared to $4.1 million, or $0.21 per diluted share, for the same period last year. Net income for the fourth quarter of fiscal 2003, excluding the effect of special items, increased 15.6% to $6.4 million, or $0.32 per diluted share, compared to $5.6 million, or $0.29 per diluted share, excluding special items, for the same period last year.

The special items for the fourth quarter of fiscal 2003 included a goodwill impairment charge, inventory write down, and restructuring and asset impairment charges at the Company's subsidiary, Hershey Import. In addition, the Company recorded non-cash income related to the change in fair value of interest rate swaps and related options agreements caused by favorable changes in yield curves. The special items also included moving and other costs related to the completion of the expansion of the Company's Chesterfield, New Hampshire distribution facility. The special items for the fourth quarter of fiscal 2002 included a non-cash charge related to the change in fair value of interest rate swaps and related options agreements as well as moving and other costs related to the relocation of the Company's subsidiary, Hershey Import.

The following tables detail the amounts and effect of these special items and the reconciliation of net income, excluding special items (Non-GAAP basis), to net income, including special items (GAAP basis):

--------------------------------------------------------------------------------
Quarter Ended July 31, 2003                     Pretax               Per diluted
(in thousands, except per share data)           Income    Net of Tax   share
                                                ------    ----------   -----

Net income, excluding special items:           $ 10,549    $ 6,435    $ 0.32

Less: special items expense (income)
Goodwill impairment charge                        1,353        825      0.04
Interest rate swap agreements (change in
  value of financial instruments)                (1,355)      (827)    (0.04)
Inventory write down (cost of goods sold)         1,104        673      0.03
Restructuring and asset impairment charges          773        472      0.02
Moving and other costs (included in
  operating expenses)                               554        339      0.02

--------------------------------------------------------------------------------
Net income, including special items:           $  8,120    $ 4,953    $ 0.25
================================================================================

--------------------------------------------------------------------------------
Quarter Ended July 31, 2002                     Pretax               Per diluted
(in thousands, except per share data)           Income    Net of Tax   share
                                                ------    ----------   -----

Net income, excluding special items:           $  9,277    $ 5,566    $ 0.29

Less: special items expense
Interest rate swap agreements (change in
  value of financial instruments)                 2,136      1,281      0.07
Moving and other costs (included in
  operating expenses)                               284        171      0.01

--------------------------------------------------------------------------------
Net income, including special items:           $  6,857    $ 4,114      0.21
================================================================================

All non-GAAP numbers have been adjusted to exclude special charges. A reconciliation of specific adjustments to GAAP results for the fourth quarter of fiscal 2003 and the same period last year is included in the financial tables shown above. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

Year End Results

Net sales for the twelve months ended July 31, 2003 were $1.4 billion, an increase of 17.4% over the $1.2 billion recorded in the comparable prior year period. Sales for the twelve months ended July 31, 2003 included over 9 months of sales from Blooming Prairie, acquired by the Company on October 11, 2002, and 7 months of sales from Northeast Cooperatives, acquired by the Company on December 31, 2002. Net income for the twelve months ended July 31, 2003 increased $3.0 million, or 17.5%, to $20.2 million, or $1.02 per diluted share, from $17.2 million, or $0.89 per diluted share, for the twelve months ended July 31, 2002. Net income, excluding special items, was $23.4 million, or $1.19 per diluted share, compared to $21.2 million, or $1.10 per diluted share, for the twelve months ended July 31, 2002. The special items for the twelve months ended July 31, 2003 included a goodwill impairment charge, inventory write down and restructuring and asset impairment charges related to the Company's subsidiary, Hershey Import, and, moving and other costs related to the expansion of the Company's Chesterfield, New Hampshire distribution facility. In addition, the special items included costs related to the loss of a major customer and a non-cash charge related to the change in fair value of interest rate swaps and related option agreements. The special items for the fiscal year ended July 31, 2002 included a non-cash charge related to the change in fair value of interest rate swaps and related options agreements caused by unfavorable changes in yield curves as well as moving, asset impairment and redundant rent expense related to moving the Company's Atlanta, Georgia distribution facility, incremental costs such as labor, utilities and rent related to the startup of the Company's southern California distribution facility, and labor, utilities, rent and severance related to relocating the Company's subsidiary, Hershey Import.

The following tables detail the amounts and effect of these special items and the reconciliation of net income, excluding special items (Non-GAAP basis), to net income, including special items (GAAP basis):

--------------------------------------------------------------------------------
Year Ended July 31, 2003                      Pretax               Per diluted
(in thousands, except per share data)         Income   Net of Tax     share
                                              ------   ----------     -----

Net income, excluding special items:         $38,655    $23,395        $1.19

Less: special items expense
Goodwill impairment charge                     1,353        819         0.04
Inventory write down (cost of goods sold)      1,104        668         0.03
Moving and other costs (included in
  operating expenses)                          1,004        607         0.03
Restructuring and asset impairment charges       773        467         0.02
Costs related to loss of major customer
  (included in operating expenses)               530        321         0.02
Interest rate swap agreements (change in
  value of financial instruments)                484        293         0.02

--------------------------------------------------------------------------------
Net income, including special items:         $33,407    $20,220        $1.02*
================================================================================
*Total reflects rounding

--------------------------------------------------------------------------------
Year Ended July 31, 2002                      Pretax               Per diluted
(in thousands, except per share data)         Income   Net of Tax     share
                                              ------   ----------     -----

Net income, excluding special items:         $35,409    $21,245        $1.10

Less: special items expense
Interest rate swap agreements (change in
  value of financial instruments)              4,331      2,599         0.13
Moving and other costs (included in
  operating expenses)                          1,972      1,183         0.06
Restructuring and asset impairment charges       424        254         0.01

--------------------------------------------------------------------------------
Net income, including special items:         $28,682    $17,209        $0.89
================================================================================

All non-GAAP numbers have been adjusted to exclude special charges. A reconciliation of specific adjustments to GAAP results for the year ended July 31, 2003 and the same period last year is included in the financial tables shown above. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

Comments from Management

Steven Townsend, President and Chief Executive Officer of the Company, said, "All divisions, except Hershey Import, contributed to our strong growth and record sales of $1.4 billion for fiscal 2003. Our successful integration of two acquisitions and a distribution facility expansion are a tribute to the hard work of all of our associates at United Natural Foods." Mr. Townsend continued, "Our strong growth for the quarter and the year is a direct result of our continued commitment to providing the best customer service and support. In addition, we continue to see ongoing strong demand for natural and organic products in all sales channels and above average growth in the independent and mass market channels."

The Company reaffirms its guidance for fiscal 2004, ending July 31, 2004, with revenues in the $1.55 to $1.57 billion range and net income, excluding potential special items, in the range of $1.42 - $1.46 per diluted share. Historically, interest rate swaps, distribution facility expansions and asset impairment charges (including goodwill) have been classified as special items. However, at this time we do not know the extent or significance of these items or whether the Company will in fact incur any of these items in fiscal 2004. The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If any of these assumptions vary, the Company's guidance may change. There can be no assurance that the Company will achieve these results.

Conference Call

Management will conduct a conference call and audio webcast at 11:00 a.m. ET on September 2, 2003 to review the Company's quarterly results, market trends and outlook. The conference call dial-in number is 703-871-3630. The audio webcast will be available, on a listen only basis, via the Internet at www.viavid.net or at the Investor Relations section of the Company's website, www.unfi.com. Please allow extra time to the webcast to visit the site and download any software required to listen to the Internet broadcast. The online archive of the webcast will be available for 30 days.

About United Natural Foods

The Company carries and distributes over 30,500 products to more than 11,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

                             Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

AT THE COMPANY:            FRB | Weber Shandwick
--------------------------------------------------------------------------------
Rick Puckett               Joseph Calabrese            Vanessa Schwartz
Chief Financial Officer    General Information         Analyst Information
(860) 779-2800             (212) 445-8434              (212) 445-8433


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on June 14, 2003, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Results: To supplement its financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude special charges. The Company believes that the use of these additional measures is appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future as these special charges are not expected to be part of the Company's ongoing business. The adjustments to the Company's GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and its marketplace performance. For example, these adjusted non-GAAP results are among the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States. A comparison and reconciliation from non-GAAP to GAAP results is included in the tables within this release.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                     QUARTER ENDED               YEAR ENDED
                                                        JULY 31,                  JULY 31,
(In thousands, except per share data)               2003        2002         2003          2002
                                                  --------    --------    ----------    ----------

Net sales                                         $366,843    $309,255    $1,379,893    $1,175,393

Cost of sales                                      292,482     245,506     1,099,704       934,238
                                                  --------    --------    ----------    ----------

      Gross profit                                  74,361      63,749       280,189       241,155
                                                  --------    --------    ----------    ----------

Operating expenses                                  63,483      53,191       236,784       200,586
Goodwill impairment charge                           1,353          --         1,353            --
Restructuring and asset impairment charges             773          --           773           424
Amortization of intangibles                            229          46           463           180
                                                  --------    --------    ----------    ----------

      Total operating expenses                      65,838      53,237       239,373       201,190
                                                  --------    --------    ----------    ----------

      Operating income                               8,523      10,512        40,816        39,965
                                                  --------    --------    ----------    ----------

Other expense (income):
   Interest expense                                  2,065       1,910         7,795         7,233
   Change in value of financial instruments         (1,355)      2,136           484         4,331
   Other, net                                         (307)       (392)         (870)         (281)
                                                  --------    --------    ----------    ----------

      Total other expense                              403       3,654         7,409        11,283
                                                  --------    --------    ----------    ----------

      Income before income taxes                     8,120       6,858        33,407        28,682

Income taxes                                         3,167       2,744        13,187        11,473
                                                  --------    --------    ----------    ----------

      Net income                                  $  4,953    $  4,114        20,220    $   17,209
                                                  ========    ========    ==========    ==========

Per share data (basic):

      Net income                                  $   0.25    $   0.22          1.05    $     0.91
                                                  ========    ========    ==========    ==========

Weighted average basic shares of common stock       19,475      19,106        19,235        18,933
                                                  ========    ========    ==========    ==========

Per share data (diluted):

      Net income                                  $    0.2    $   0.21    $     1.02    $     0.89
                                                  ========    ========    ==========    ==========

Weighted average diluted shares of common stock     20,025      19,423        19,727        19,334
                                                  ========    ========    ==========    ==========

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                             JULY 31,     JULY 31,
(In thousands)                                                 2003         2002
                                                            ---------    ---------

ASSETS
------
Current assets:
    Cash                                                    $   3,645    $  11,184
    Accounts receivable, net                                   90,111       84,303
    Notes receivable, trade, net                                  585          513
    Inventories                                               158,263      131,932
    Prepaid expenses                                            5,706        4,493
    Deferred income taxes                                       6,455        4,612
    Refundable income taxes                                       704           58
                                                            ---------    ---------
       Total current assets                                   265,469      237,095

Property & equipment, net                                     101,238       82,702

Other assets:
    Goodwill, net                                              57,400       31,399
    Notes receivable, trade, net                                1,261          956
    Other intangibles, net                                      1,014          248
    Deferred taxes                                                 --          800
    Other, net                                                  3,717        1,257

                                                            ---------    ---------
       Total assets                                         $ 430,099    $ 354,457
                                                            =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
    Notes payable - line of credit                          $  96,170    $ 106,109
    Current installments of long-term debt                      4,459        1,658
    Current installment of obligations under capital
    leases                                                        903        1,037
    Accounts payable                                           67,187       52,789
    Accrued expenses                                           26,347       18,185
    Financial instruments                                       6,104        5,620
                                                            ---------    ---------
       Total current liabilities                              201,170      185,398

  Long-term debt, excluding current installments               38,507        7,677
  Deferred income taxes                                         2,247           --
  Obligations under capital leases, excluding current
   installments                                                   612          995
                                                            ---------    ---------
       Total liabilities                                      242,536      194,070
                                                            ---------    ---------

Stockholders' equity:
Preferred stock, $.01 par value, authorized 5,000 shares;
    none issued and outstanding
Common stock, $.01 par value, authorized 50,000 shares;
    issued and outstanding 19,510 at July 31, 2003;
    issued and outstanding 19,106 at July 31, 2002                195          191
    Additional paid-in capital                                 86,068       79,711
    Unallocated shares of ESOP                                 (1,931)      (2,094)
    Other comprehensive income                                    432           --
    Retained earnings                                         102,799       82,579
                                                            ---------    ---------
       Total stockholders' equity                             187,563      160,387
                                                            ---------    ---------

Total liabilities and stockholders' equity                  $ 430,099    $ 354,457
                                                            =========    =========

                   UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                    TWELVE MONTHS ENDED
                                                                          JULY 31,
(In thousands)                                                        2003        2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                          $ 20,220    $ 17,209
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                                     10,330       8,206
    Change in fair value of financial instruments                        484       4,331
    Goodwill impairment charge                                         1,353          --
    Loss on disposals of property & equipment                            154         307
    Deferred income taxes                                              1,667      (1,099)
    Provision for doubtful accounts                                    2,622       1,806
    Changes in assets and liabilities, net of acquired companies:
      Accounts receivable                                             (1,083)     (3,867)
      Inventory                                                       (3,861)    (21,091)
      Prepaid expenses                                                   869         921
      Refundable income taxes                                           (647)        308
      Other assets                                                    (2,552)       (928)
      Notes receivable, trade                                             87         266
      Accounts payable                                                  (496)       (692)
      Accrued expenses                                                 1,775       5,346
      Tax effect of exercise of stock options                            950         415
                                                                    --------------------

    Net cash provided by operating activities                         31,872      11,438
                                                                    --------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of acquired businesses, net of cash acquired           (43,723)        (16)
    Proceeds from disposals of property and equipment                    257          33
    Capital expenditures                                             (20,025)    (27,789)
                                                                    --------------------
      Net cash used in investing activities                          (63,491)    (27,772)
                                                                    --------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net (repayments) borrowings under note payable                    (9,939)     38,053
    Repayments on long-term debt                                      (2,073)    (21,062)
    Proceeds from long-term debt                                      32,110       2,967
    Principal payments of capital lease obligations                   (1,429)     (1,240)
    Proceeds from exercise of stock options                            5,411       2,407
                                                                    --------------------
      Net cash provided by financing activities                       24,080      21,125
                                                                    --------------------

NET (DECREASE) INCREASE IN CASH                                       (7,539)      4,791
Cash at beginning of period                                           11,184       6,393
                                                                    --------------------
Cash at end of period                                               $  3,645    $ 11,184
                                                                    ====================

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
      Interest                                                      $  7,697    $  7,089
                                                                    ====================
      Income taxes, net of refunds                                  $  7,999    $ 12,883
                                                                    ====================